CONTACT:  William Johnson, CEO/President

FOR IMMEDIATE RELEASE
March 3, 2009 5:00 p.m.

DECORATOR INDUSTRIES REPORTS FOURTH QUARTER 2008 RESULTS

Decorator Industries, Inc. (AMEX-DII), a leading supplier of interior furnishings for the hospitality, manufactured housing (“MH”) and recreational vehicle (“RV”) industries, today reported its operating results for the fourth quarter and year ended January 3, 2009. Our fiscal year ends on the Saturday nearest to December 31st, so this made fiscal 2008 a 53 week year by adding a 14th week to the fourth quarter.

For the fourth quarter of fiscal 2008, Decorator reported a net loss of $642,120 or $0.22 per diluted share, which included one time pre-tax charges of $321,523 related to the closing of certain facilities. In the fourth quarter of 2007, Decorator reported a net loss of $664,788 or $0.22 per diluted share.

For the fiscal year 2008, Decorator reported a net loss of $2.6 million or $0.88 per diluted share, which includes a one time pre-tax charge of $2.1 million related to the impairment of assets, the closing of facilities and an increase in the bad debt reserves during the year. In fiscal year 2007, Decorator reported a net loss of $807,509 or $0.27 cents per diluted share.

Net sales for the fourth quarter of fiscal 2008 were $7.2 million, down 27% from $9.9 million for the same period a year ago. Net sales for the fiscal year 2008 were $39.6 million a decline of 14% from $46.1 million in the fiscal year 2007.

Sales to Hospitality customers increased 23% to $4.1 million in the fourth quarter of 2008 from $3.3 million in the fourth quarter a year ago. For the fiscal year 2008, Hospitality sales increased by 39% to $17.8 million compared with $12.8 million in the fiscal year 2007. Hospitality sales for the fiscal year 2008 included $2.9 million from our Superior Drapery acquisition on June 1, 2007 versus $1.3 million for fiscal year 2007.

Sales to MH customers decreased 21% to $1.5 million in the fourth quarter of fiscal 2008, compared with last year’s fourth quarter sales of $1.9 million. For the fiscal year 2008, MH sales increased by 6%, to $8.6 million compared with $8.1 million for the fiscal year 2007. MH sales for 2008 included $2.4 million in sales from the Doris Lee acquisition on November 30, 2007 versus $157,487 for 2007. Excluding last year’s acquisition of Doris Lee, our MH sales declined by 40% in the fourth quarter and declined 23% for the fiscal year 2008. The Manufactured Housing Institute reported that industry shipments decreased about 28% from last year’s fourth quarter, resulting in an annual decrease of about 15% for the year 2008.

Sales to RV customers decreased 65% to $1.6 million in the fourth quarter of fiscal 2008, compared with last year’s sales for the same period of $4.7 million.  For fiscal 2008, RV sales decreased 47% to $13.3 million compared with $25.2 million for the same period a year ago. The RV industry reported a 65% decline in total shipments from last year’s fourth quarter, with towable shipments decreasing by 63% and motor home shipments decreasing by 75%. Total RV industry shipments for the year 2008 were down by 33%, with towable shipments decreasing 30% and motor home shipments decreasing 49%.

Mr. Johnson, President, stated:

“Our performance was severely impacted by the economic climate we experienced throughout the fourth quarter. The collapse of the banking and housing markets has destroyed consumer confidence and choked off access to the credit markets. The MH and RV industries experienced sharp declines during the fourth quarter due to a lack of floor plan lending and stricter consumer lending criteria. The hospitality industry continues to perform well, however we are beginning to see signs of a potential slowdown. Our objective in hospitality is to maintain our focus on delivering superior service at a competitive price in order to continue growing market share during 2009 and avoid any slowdown that the overall hospitality industry may experience.

“We are continuing to restructure our business to fit the worsening economic environment. We closed 3 MH facilities during 2008 and will finish consolidating our 3 RV facilities into our Goshen, IN facility during the first quarter of 2009. The buildings associated with the closed operations have been placed on the market for sale. We expect an estimated annual savings of $3.9 million in fixed costs from taking these actions and additional actions including cuts in compensation and benefits. We are continuing to evaluate everything in an effort to strengthen our balance sheet and return the company to profitability.

“The operating loss of $1.4 million during the fourth quarter of 2008 was largely caused by the significant drop in sales volumes in both the MH and RV industries. The drop in sales created labor inefficiencies even though we reduced the labor force by 27% during the quarter. The operating loss of $4.5 million for fiscal year 2008 was also caused by the significant drop in sales, labor inefficiencies and one-time charges related to asset impairments and plant closing costs.

“Selling and administrative expenses increased by $467,391 during the quarter, which included $321,523 in plant closing costs, $210,536 in bad debt reserves and $164,257 in increased compensation and commission costs related to the growth in the hospitality industry. For the year, selling and administrative expenses increased by $2.4 million largely due to the $1.3 million impairment charge of an intangible asset and $814,723 of costs related to 5 plant closings. Decreases in selling and administrative expenses were offset by increased compensation and commission expense related to the growth in the hospitality industry.

“Our financial condition remains strong with stockholders’ equity of $13.4 million and funded debt to total capital of 19.8%. Accounts receivable and accounts payable decreased significantly in the quarter and for the year due to lower sales volumes. Inventories decreased significantly in the quarter and for the year due to lower sales volumes and increased reserve requirements for obsolete goods. We are currently working on the sale of eight buildings, four of which we intend to lease back. The sale of these buildings plus a factoring arrangement should net approximately $8 million. We will use these proceeds to pay off our line of credit with Wachovia which expires on June 30, 2009 and is currently in technical default. When these transactions are complete we should have a cash balance of approximately $5 million.

“We face one of the most challenging economic climates in decades; it is reshaping the industries we serve. We must be proactive and aggressively respond to the rapidly changing issues in this environment. Our management team is focused on eliminating waste, and increasing efficiencies so we can overcome the challenges and survive the economic storm. We believe that the actions we are taking will put us on the road to restoring the company to profitability and strength. We also expect the Company to solve its liquidity issues during 2009 and be in a position to take advantage of the opportunities that will surely arise in such a difficult economic period.”

Decorator Industries, Inc., founded in 1953, designs, manufactures and sells interior furnishing products, principally draperies, curtains, shades, blinds, valance boards,  bedspreads, comforters,  pillows, cushions and trailer tents.  Decorator is a leading supplier of such products to the manufactured housing and recreational vehicle markets and is a growing supplier to the hospitality industry.

(DIIG)

THE FIGURES ARE AS FOLLOWS

DECORATOR INDUSTRIES, INC
STATEMENTS OF EARNINGS

	For the Quarters Ended		For the Fiscal Year
	(Unaudited)		(Audited)
	January 3, 2009	December 29, 2007	2008	2007
Net Sales	$7,215,562	$9,921,813	$39,617,182	$46,080,584
Cost of Products Sold	5,949,345	8,818,292	33,109,093	38,798,908
Gross Profit	1,266,217	1,103,521	6,508,089	7,281,676

Selling and Administrative Expenses	2,644,614	2,177,223	10,989,419	8,575,289
Operating Loss	(1,378,397)	(1,073,702)	(4,481,330)	(1,293,613)

Other Income (Expense)
Interest, Investment and
Other Income	13,556	14,493	60,670	94,320
Interest Expense	(43,279)	(23,579)	(142,797)	(92,216)
Loss Before Income Taxes	(1,408,120)	(1,082,788)	(4,563,457)	(1,291,509)
Provision for Income Taxes	(766,000)	(418,000)	(1,978,000)	(484,000)
Net Loss	$(642,120)	$(664,788)	$(2,585,457)	$(807,509)
LOSS PER SHARE
Basic	$(0.22)	$(0.22)	$(0.88)	$(0.27)
Diluted	$(0.22)	$(0.22)	$(0.88)	$(0.27)
Weighted Average Number of Shares Outstanding
Basic	2,939,220	3,011,292	2,934,530	3,005,988
Diluted	2,939,220	3,011,292	2,934,530	3,005,988

	CONDENSED BALANCE SHEETS
	(Audited)

	January, 3 2009	December 29, 2007
Cash and Equivalents	$16,499	$17,544
Accounts Receivable	2,214,256	3,423,072
Inventories	3,783,581	5,181,645
Other Current Assets	524,879	868,371
Total Current Assets	6,539,215	9,490,632
Net Property and Equipment	8,570,067	9,283,489
Other Assets	5,037,527	5,489,783
Total Assets	$20,146,809	$24,263,904

Total Current Liabilities	$6,132,116	$5,577,253
Long-Term Debt	615,000	1,409,000
Deferred Taxes	-	866,000
Stockholders’ Equity	13,399,693	16,411,651
Total Liabilities and
Stockholders’ Equity	$20,146,809	$24,263,904